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                                                               Exhibit 99.1


Dobson Communications Announces Agreement With
Phone.com, GiantBear.com

May 10, 2000  7:34 PM EDT

OKLAHOMA CITY, May 10 /PRNewswire/ -- Dobson Communications Corporation (Nasdaq: DCEL) today announced it has purchased equipment and developed a strategic alliance in anticipation of launching wireless Internet services later this year. Dobson will use infrastructure software and applications developed by California-based Phone.com-TM- (Nasdaq: PHCM) to provide network capabilities for its WAP (Wireless Application Protocol) products, a company spokesperson said. Phone.com will supply Dobson a WAP gateway that will provide the protocol translation and optimization, security, activity tracking and administration tools needed to implement a basic wireless Internet solution.

In addition, Dobson has entered into an agreement with GiantBear.com to provide content exchange and an information management portal for its customers. A full range of content services are planned, including personal information management tools such as e-mail and address books, and a large assortment of information services such as news, weather, travel, financial, entertainment and sports. All information will be available via a handset that can be customized by the user on a Dobson-branded web site.

GiantBear.com also will provide hosting services for one-way and two-way (mobile originate) short message service applications that will provide Internet content to digital handsets. Dobson plans to market two WAP phones -- the Mitsubishi T-250 and the Ericsson R280LX.

Sun Microsystems and Cisco Systems are among vendors supplying additional network infrastructure necessary to support Dobson's wireless Internet services that will supplement the company's existing network of Nortel Networks and Lucent Technologies cell site and switching equipment.

"A comprehensive wireless Internet offering is one of our top priorities," said Dobson President and COO Ed



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Evans. "We view this to be the next logical step in the evolution of our company."

Dobson provides rural cellular telephone services and is headquartered in Oklahoma City, Oklahoma. Through it subsidiaries, Dobson owns or manages cellular operations in 18 states located throughout the United States and covers a population base of 8.8 million proportionate pops.

About GiantBear.com

Headquartered in White Plains, N.Y., GiantBear.com was founded by Steven Price and Stuart Rosenstein, seasoned wireless industry executives who ran PriCellular Corporation, a rural wireless carrier -- and created LiveWire -- a diversified software and Internet company focused on business-to-business and mission critical software products and services for media, telecom and new media companies. The management team includes numerous wireless and Internet industry professionals with extensive wireless carrier as well as web development and back-end integration experience.

GiantBear.com's investors and strategic partners include Thomas H. Lee Partners, L.P.; Blackstone Capital Partners; Reuters Group PLC, the world's leading electronic news and information provider; H.O. Systems, a leading provider of Internet-based customer management and billing software for wireless carriers; LiveWire Labs, an early stage Internet investor and incubator; and certain private individuals. GiantBear.com is one of the first web-to-wireless information service providers featuring an all IBM technology solution, from hardware and software and hosting services to around-the-clock support. For more information about GiantBear.com and its products, visit http://www.giantbear.com.

About Phone.com

Phone.com is a leading provider of software that enables the delivery of Internet-based services to mass-market wireless telephones. Its software gives wireless subscribers access to Internet-based and corporate intranet-based services as well as telephony services, which may include over-the-air activation, call management, billing history information, pricing plan subscription and voice message management.

SOURCE Dobson Communications Corporation

? PR Newswire. All rights reserved

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